                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         INTERSIL HOLDING CORPORATION
                         ----------------------------
               (Name of Registrant as Specified In Its Charter)


    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------


     (5) Total fee paid:

         -----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------


     (3) Filing Party:

         -----------------------------------------------------------------------


     (4) Date Filed:

         -----------------------------------------------------------------------

                              [LOGO OF INTERSIL]

                         INTERSIL HOLDING CORPORATION

                                April 27, 2001

DEAR FELLOW SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders ("Annual Meeting") of Intersil Holding Corporation (the "Company") which will be held at the Hyatt Regency Hotel, located at 17900 Jamboree Boulevard, Irvine, California 92614 on May 23, 2001 at 9:00 a.m.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

     If you are not certain that you will attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting. We appreciate your support and continued interest in Intersil Holding Corporation.

Gregory L. Williams
President, Chief Executive Officer and Director

                                                         Irvine, California
                                                         April 27, 2001

                            YOUR VOTE IS IMPORTANT

     Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card. Voting will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card concerning each of these voting options. Should you receive more than one proxy, please be sure to sign and return each proxy to ensure that all your shares will be voted. If your shares are held of record by a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a proxy issued in your name from the record holder.

                              [LOGO OF INTERSIL]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 2001

     The Annual Meeting of Shareholders ("Annual Meeting") of Intersil Holding Corporation (the "Company") will be held at the Hyatt Regency Hotel, located at 17900 Jamboree Boulevard, Irvine, California 92614, on May 23, 2001 at 9:00 a.m. for the following purposes:

           1. To elect six directors to serve on the Company's Board of Directors until the next annual meeting of shareholders, or until their successors are duly elected and qualified.

           2. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants.

           3. To change the name of Intersil Holding Corporation to Intersil Corporation.

           4. To increase the shares available under the 1999 Equity Compensation Plan.

           5. To transact any other business that may properly come before the Annual Meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope.

     You are entitled to vote if you were a shareholder at the close of business on Monday, April 9, 2001.

By Order of the Board of Directors

                                                        Irvine, California
                                                        April 27, 2001
Stephen M. Moran
Vice President, General Counsel and Secretary

--------------------------------------------------------------------------------

Admittance to the meeting will be limited to the shareholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted upon proof of ownership.

                         INTERSIL HOLDING CORPORATION
                      7585 IRVINE CENTER DRIVE, SUITE 100
                           IRVINE, CALIFORNIA 92618

                                PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed, beginning April 27, 2001, to owners of shares of Intersil Holding Corporation (the "Company") Class A Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2001 Annual Meeting of Shareholders. This proxy procedure is necessary to permit all Class A Common Stock shareholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

--------------------------------------------------------------------------------

                                   CONTENTS

                                                                                               Page
Voting Procedures.........................................................................       1
Corporate Governance......................................................................       2
Election of Directors (Item 1 on Proxy Card)..............................................       4
Ratification of Appointment of Independent Accountants (Item 2 on Proxy Card).............       6
Changing the Name of Intersil Holding Corporation to Intersil Corporation (Item 3 on Proxy
Card......................................................................................       6
Increase in Shares Available Under the 1999 Equity Compensation Plan (Item 4 on Proxy
Card).....................................................................................       7
Submission of Shareholder Proposals and Director Nominations..............................       8
Audit Committee...........................................................................       8
Executive Compensation....................................................................       9
Retirement Plans..........................................................................      15
Stock Performance Graph...................................................................      16
Security Ownership of Certain Beneficial Owners and Directors and Officers................      17
Executive Officers........................................................................      20
Section 16(a) Beneficial Ownership Reporting Compliance...................................      21
Employment Agreement......................................................................      22
Stockholders Agreement....................................................................      22
Certain Relationships and Related Transactions............................................      23
Audit Fees................................................................................      24
Other Business............................................................................      24
Exhibit A - Audit Committee Charter.......................................................     A-1
Exhibit B - Summary of 1999 Equity Compensation Plan......................................     B-1

                               VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most shareholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Also note that proxies submitted by telephone or the Internet must be received by 12:00 midnight, EDT, on Tuesday, May 22, 2001.

You may revoke your proxy at any time before it is voted by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting's adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote? Shareholders of record as of the close of business on April 9, 2001 are entitled to vote. On that day, approximately 68,355,200 shares of Class A Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting other than the elections of directors. The Company's Restated Certificate of Incorporation provides for cumulative voting for directors. With cumulative voting, at each election for directors, each holder of Class A Common Stock is entitled to as many votes as would equal the number of shares he or she holds, multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates. A list of shareholders eligible to vote will be available at the headquarters of Intersil Holding Corporation, located at 7585 Irvine Center Drive, Suite 100, Irvine, CA 92618, beginning May 13, 2001. Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Class A Common Stock registered to your account. Each share of Class A Common Stock that you own entitles you to one vote other than the election of directors. You may cumulate your votes for directors. In the event no directors are specified, such proxies will be voted FOR the nominees of the Board of Directors (Item 1), FOR the ratification of the Board of Directors' reappointment of Ernst & Young LLP as the independent accountants of the Company for the upcoming year (Item 2), FOR changing the name of the Company to Intersil Corporation (Item 3), and FOR increasing the shares available under the 1999 Equity Compensation Plan (Item 4).

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. Directors are elected by a plurality of the votes cast, and thus, votes withheld from some or all nominees for Director could have an effect on the outcome of the election.

Who will count the vote? The Company's transfer agent, Equiserve Trust Company, will tally the vote, which will be certified by an independent Inspector of Election.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board of Directors of the Company, and the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and form of proxy will be borne by the Company. Such cost is estimated at $45,000. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

--------------------------------------------------------------------------------

                             CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and the Company's Restated Certificate of Incorporation and Bylaws, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company's business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the Chairman and other officers of the Company at meetings of the Board of Directors and committees of the Board.

Meetings of the Board. The Board of Directors held two meetings in the six-month transition period ended December 29, 2000. Each of the incumbent directors attended 100% of the Board and committee meetings to which the director was assigned. The incumbent directors in the aggregate attended 100% of their Board and assigned committee meetings.

Committees of the Board. The Board of Directors has established two standing committees.

Audit Committee -- recommends the independent accountants to conduct the annual audit of the books and accounts of the Company, and reviews the adequacy of the Company's financial reporting, accounting systems and controls. The Audit Committee also evaluates the Company's internal and external auditing procedures. The Audit Committee Charter is attached to this proxy statement as Exhibit A. The Committee held one meeting
                                    ---------
during the six-month transition period ended December 29, 2000. The members of the Committee during this period were Jan Peeters, Gary E. Gist and Robert N. Pokelwaldt. In fiscal year 2001, Mr. Conn replaced Mr. Peeters.

Compensation Committee -- reviews and approves salary and other compensation of officers and administers certain benefit plans. The Compensation Committee also has the authority to administer, grant and make awards under the Company's equity compensation plans. The Committee held one meeting during the six-month transition period ended December 29, 2000. The members of the Committee during this period were James A. Urry, Dr. Robert W. Conn and Gary E. Gist. In fiscal year 2001, Mr. Peeters replaced Mr. Conn.

Director Compensation and Other Certain Relationships and Related Transactions. Directors who are also officers of Intersil Holding Corporation or Citicorp Venture Capital Ltd. do not receive compensation for their services as directors. All other directors receive cash compensation in the amount of $2,000 per board meeting and $1,000 per committee meeting physically attended or $500 per board or committee meeting telephonically attended, except for Gary E. Gist who, as committee Chairman, receives $2,500 per audit committee meeting physically attended and $750 per audit committee meeting telephonically attended. Directors also receive non-cash compensation of a one-time appointment grant of options to purchase 7,500 shares of our Class A Common Stock (except for Messrs. Urry and Gist) as well as an annual grant of options to purchase 7,500 shares of our Class A Common Stock. The directors did not receive any options during the six-month transition period ended December 29, 2000, except that, on August 31 and October 2, 2000, Mr. Williams received options to purchase a total of 100,000 shares. All directors will be reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or its committees.

Stockholders Agreement. Each of the Company's shareholders prior to the initial public offering are parties to a Securities Purchase and Holders Agreement (the "Stockholders Agreement") dated August 13, 1999 and amendments thereto, in which they agreed to vote their shares in such a manner so as to elect the entire Board of Directors of the Company. The parties to the Stockholders Agreement beneficially own 19% of the outstanding Class A Common Stock and 100% of the Class B Common Stock.

                             ELECTION OF DIRECTORS
                             ITEM 1 ON PROXY CARD

The Company's directors are elected at each annual meeting and hold office until the next election. The Company's Amended and Restated Certificate of Incorporation, and the Bylaws of the Company, allow for a Board of Directors of not fewer than three and not more than seven members. The Board has currently fixed the number of directors at six. Each of the six nominees is currently a director of the Company. The person named on the accompanying form of proxy will vote the shares FOR the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. Shareholders may cumulate their votes for directors, and the director elections are then determined by a plurality of the votes cast.

The following biographies provide a brief description of each nominee's principal occupation and business experience, age (as of February 28, 2001) and directorships held in other public corporations.

             Nominees               Positions and Offices held with the Company
             --------               -------------------------------------------

Gregory L. Williams............     President, Chief Executive Officer, Director
Robert W. Conn.................     Director
Gary E. Gist...................     Director
Jan Peeters....................     Director
Robert N. Pokelwaldt...........     Director
James A. Urry..................     Director

BUSINESS EXPERIENCE OF DIRECTORS

Gregory L. Williams, President, Chief Executive Officer, Director. Mr. Williams is the President & Chief Executive Officer ("CEO") and one of the Company's directors. Mr. Williams has been President and CEO, and a director, since Intersil's inception in August, 1999. From October 1998 to August 1999, Mr. Williams was President of the semiconductor business of Harris Corporation ("Harris"). From January 1998 to October 1998, Mr. Williams was Vice President and General Manager of the Power Products Division of Harris. From 1984 to 1998, Mr. Williams served as Vice President and Assistant General Manager of the Semiconductor Components Group, Vice President and General Manager of the Power Products Division, and Vice President and Director of Automotive World Marketing of Motorola Semiconductor, and from 1977 to 1984, Mr. Williams served with General Electric Company. Age: 47

Robert W. Conn, Director. Dr. Conn has been one of the Company's directors since April 2000. Dr. Conn has been the Dean of the Jacobs School of Engineering, University of California, San

Diego, and the Walter J. Zable Endowed Chair in Engineering since 1994. Prior to joining the University of California, San Diego, Dr. Conn served as Professor of Engineering and Applied Sciences and founding Director of the Institute of Plasma and Fusion Research at the University of California, Los Angeles. Dr. Conn has been editor of the journal Fusion Engineering and Design, since 1986. Dr. Conn recently served as a member of the President's Committee of Advisors on Science and Technology Panel on Energy R&D Policy for the 21st Century, which service ended in 1998. Age: 58

Gary E. Gist, Director. Mr. Gist has been one of the Company's directors since the Company's inception in August 1999. Mr. Gist has served as the President and Chief Executive Officer of Palomar Companies, LLC since 1995, a corporation made up of a diverse group of companies that focus on designing and manufacturing electronic products including the following companies: AML Wireless Systems, Inc., Palomar Display Products, Inc., Palomar Products, Inc. and Palomar Technologies, Inc. From mid-1993 to 1995, he was Division Manager of the Technology Products Division of Hughes Industrial Electronics Company. Prior to that, he was President of Transworld Communications. Age: 54

Jan Peeters, Director. Mr. Peeters has been one of the Company's directors since April 2000. Mr. Peeters is the founder, Chairman, President, Chief Executive Officer and a major shareholder of Olameter Inc., a communications and data management service provider that he formed in 1998. Mr. Peeters was a founder, Vice-Chairman, President and Chief Executive Officer of Fonorola Inc. where he held the position of President and Chief Executive Officer since 1990 and the position of Vice-Chairman since 1994, until that company was sold to Call-Net Enterprises in June 1998. Mr. Peeters serves on the Board of Directors of Call-Net Enterprises and Cogeco, Inc. Age: 49

Robert N. Pokelwaldt, Director. Mr. Pokelwaldt has been one of the Company's directors since April 2000. Mr. Pokelwaldt retired as the Chairman and Chief Executive Officer of YORK International Corporation ("YORK"), an independent supplier of heating, ventilating, air conditioning and refrigeration products in the U.S. and internationally in November 1999. He became President and Chief Executive Officer of YORK in 1991, and Chairman of YORK in January 1993. Mr. Pokelwaldt joined YORK as President of Applied Systems Worldwide, a YORK Division, in 1988, and two years later was appointed President and Chief Operating Officer of YORK International. Mr. Pokelwaldt serves on the Board of Directors of Mohawk Industries, GPU, Inc. and Carpenter Technology. Age: 64

James A. Urry, Director. Mr. Urry has been one of the Company's directors since the Company's inception in August 1999. Mr. Urry has been with Citibank, N.A. since 1981 serving as a Vice President since 1986. He has been a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of the Company's, since 1989. As provided for under the Stockholders' Agreement, Mr. Urry was designated as a director by Sterling Holding Company, LLC. He is also a Director of Airxcel, Inc., IKS Corporation and York. Age: 45

The Board of Directors recommends a vote FOR each of the nominees listed.

                        RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS
                             ITEM 2 ON PROXY CARD

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the shareholders ratify the Board's reappointment of the firm of Ernst & Young LLP as independent accountants to examine the financial statements of the Company for fiscal year 2001. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of Ernst & Young LLP as independent accountants to audit and report upon the financial statements of the Company for fiscal year 2001. If this appointment is not ratified by shareholders, the Audit Committee may reconsider its recommendation.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young as the independent accountant for the Company for the coming year.

--------------------------------------------------------------------------------

               CHANGING THE NAME OF INTERSIL HOLDING CORPORATION
                            TO INTERSIL CORPORATION
                             ITEM 3 ON PROXY CARD

The Board of Directors recommends an amendment to the Company's Restated Certificate of Incorporation to change the name from "Intersil Holding Corporation" to "Intersil Corporation." The Board of Directors believes that it would be in the best interests of the Company and its shareholders to change its name to reflect the fact that the Company is not simply a holding company, but is actively involved in the operations and supervision of management of its business, some of which is conducted through its subsidiaries. The name change will become effective upon the filing of an Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company anticipates will be filed soon after the date of the Annual Meeting.

The proposed name change will not affect in any way the validity or transferability of currently outstanding stock certificates or affect the Company's capital or corporate structure. Shareholders will not be required to surrender or exchange any stock certificates that they currently hold.

This change will also require that Intersil Corporation, a wholly owned subsidiary of the Company, change its name to Intersil Communications, Inc.

If approved by the shareholders, the full text of Article 1 of the Amended and Restated Certificate of Incorporation is as follows:

         "1. Name. The name of the Corporation is Intersil Corporation."

Approval requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted FOR approval of the name change from Intersil Holding Corporation to Intersil Corporation.

The Board of Directors recommends a vote FOR changing the name of Intersil Holding Corporation to Intersil Corporation.

--------------------------------------------------------------------------------

                      INCREASE IN SHARES AVAILABLE UNDER
                         1999 EQUITY COMPENSATION PLAN
                             ITEM 4 ON PROXY CARD

The Company's 1999 Equity Compensation Plan, as amended (the "Equity Plan"), was approved by the Board of Directors and by the shareholders of the Company in 1999, with a total of 7,500,000 shares of Common Stock reserved for issuance under the Equity Plan. Subject to shareholder approval, the Compensation Committee of the Board of Directors has approved an increase in the number of shares authorized for issuance under the Equity Plan from 7,500,000 to 17,500,000. A summary description of the Equity Plan is attached to this proxy statement as Exhibit B. This summary is qualified in its entirety by the full
             ---------
text of the Equity Plan, copies of which may be obtained by the Company's shareholders upon request to the Office of the Secretary of the Company.

As of March 30, 2001, options to purchase 4,580,027 shares of Common Stock (net of cancelled or forfeited options) had been granted under the Equity Plan, and 2,919,973 shares remained available for future grants. However, the Company believes that the remaining shares may be utilized during the next year for annual grants, grants to new hires and grants made pursuant to acquisitions. The closing price of the Common Stock on March 30, 2001 was $18.4375.

The Board of Directors believes that this proposed increase in the number of shares authorized for issuance under the Equity Plan is in the best interest of the Company. The Board of Directors believes that this increase will strengthen the Company's ability to attract and retain individuals with the desired training, experience and expertise in a highly competitive market. The Board of Directors also believes that this increase will allow the Company to furnish additional incentives to key individuals to promote the Company's financial success and motivate them to increase shareholder value.

The Board of Directors recommends a vote FOR the increase.

                    SUBMISSION OF SHAREHOLDER PROPOSALS AND
                             DIRECTOR NOMINATIONS

The next shareholder meeting will be held on or about May 22, 2002. Shareholders wishing to have a proposal included in the Board of Directors' 2002 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than December 27, 2001, 120 days prior to the date of the Company's proxy statement released to shareholders in 2001. The Securities and Exchange Commission rules set forth standards as to what shareholder proposals are required to be included in a proxy statement.

For any proposal that is not submitted for inclusion in next year's proxy statement (as described above) but is instead sought to be presented directly at next year's annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on March 13, 2002 and advises stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business on March 13, 2002. Notices of intention to present proposals at the 2002 Annual Meeting should be addressed to Stephen M. Moran, Vice President, Secretary and General Counsel of Intersil Holding Corporation.

--------------------------------------------------------------------------------

                                AUDIT COMMITTEE

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                  ON THE FINANCIAL STATEMENTS OF THE COMPANY
                AND THE INDEPENDENCE OF THE COMPANY'S AUDITORS

Report of the Audit Committee to the Full Board of Directors of Intersil Holding Corporation

The Audit Committee (the "Committee") oversees the Company's financial reporting process on behalf of Intersil Holding Corporation's Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the 2000 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditor's independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held two (2) meetings during the combined six-month transition period and fiscal year 2000.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the 26 weeks ended December 29, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                              AUDIT COMMITTEE
                                              Gary Gist, Committee Chairman
                                              Jan Peeters
                                              Robert Pokelwaldt

--------------------------------------------------------------------------------

                            EXECUTIVE COMPENSATION

                     REPORT OF THE COMPENSATION COMMITTEE
           OF THE BOARD OF DIRECTORS OF INTERSIL HOLDING CORPORATION
                          FOR TRANSITION PERIOD 2000

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the six-month transition period was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no member of the Compensation Committee had a relationship that requires disclosure under Item 402(j)(3) of Regulation S-K.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Role of Committee. The Compensation Committee of the Board of Directors (the "Committee") establishes, oversees and directs the Company's executive compensation programs and policies and administers the Company's equity compensation plans. The Committee seeks to align executive compensation with Company objectives and strategies, management programs and business financial performance in order to enhance shareholder value.

The Committee's objectives include (i) attracting and retaining exceptional individuals as senior executives and (ii) providing key executives with the incentive to perform to the full extent of their abilities in an effort to maximize Company performance to deliver enhanced value to the Company's shareholders. The Committee believes it is important to place a greater percentage of senior executives' compensation at risk than that of non-executives by tying senior executives' compensation directly to the performance of the business and value of the common stock. Accordingly, executive compensation consists primarily of an annual salary, bonuses linked to the performance of the Company and long-term equity-based compensation. The Committee considers the compensation program's impact on each operating business unit as well as the effect on growth, profitability, market position and goals set for each year as well as changes in corporate market focus, strategic goals and key results expected ("KRE's") set for the next fiscal year. The Committee reviews with management the business plans for the new fiscal year and compares them to the prior year.

Compensation. The annual salaries of the Company's senior executives are set at levels designed to attract and retain exceptional individuals by rewarding them for individual and Company achievements. The Committee reviews the annual salary of each senior executive in relation to such executive's performance, previous salaries, general market and industry conditions or trends and makes appropriate adjustments. The Committee reviews senior executives' salaries annually to adjust such salaries based on each senior executive's past performance, expected future contributions, scope and nature of responsibilities, including changes in such responsibilites, and competitive compensation data relating to such senior executive.

The Committee believes that a portion of the executives' compensation should be tied to the financial results of the Company in order to reward individual performance and overall Company success. Each year, objective targets are established for each executive including the Company's financial targets, such as revenue, earnings and return on assets, as well as individual strategic and operating targets.

The Company has employee stock option plans in order to offer key employees the opportunity to acquire an equity interest in the Company, thereby aligning the interests of these employees more closely with the long term interests of shareholders. Awards under these employee stock option plans may be in the form of options, restricted stock or stock appreciation rights. Options, which have a fixed exercise price, vest over a four- or five-year period and have an exercise price equal to the market value of the Common Stock on the date of grant, were granted to senior executives and other key employees in 1999. Similar options which vest over a four-year period were granted in 2000.

Transition Period 2000 President and Chief Executive Officer. The Committee determined the transition period 2000 compensation of Mr. Williams, President and Chief Executive Officer, in accordance with the above discussion. Specifically, the Committee utilized a base salary and an incentive bonus, with the bonus being based on his individual performance and his overall leadership and management of the Company. The Committee also issued Mr. Williams stock options which vest over a period of four years.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct, in any taxable year, compensation paid to any of the individuals named in the Summary Compensation Table in excess of one million dollars that is not "performance-based." The Committee believes that all of the compensation awarded to the Company's senior executives will be fully deductible in accordance with this limit.

                                                   COMPENSATION COMMITTEE
                                                   James A. Urry
                                                   Dr. Robert W. Conn
                                                   Gary E. Gist

                              COMPENSATION TABLES

Executive Compensation

The following table sets forth, for the six-month transition period ended December 29, 2000, and for fiscal years 2000 and 1999, information regarding the cash compensation paid by the Company, as well as other compensation paid or accrued for such year, to each of the executive officers of the Company named below, in all capacities in which they served.

                                        Summary Compensation Table
---------------------------------------------------------------------------------------------------------
  Dollars in thousands

                                                                        Long-Term
                                                                       Compensation
                                                                   ---------------------
                                         Annual Compensation         Awards      Payouts
                                   ------------------------------  -----------   -------
                                                     Other Annual  Securities
     Name and             Fiscal                     Compensation  Underlying      LTIP      All Other
Principal Position         Year    Salary  Bonus(1)    (2)(3)(4)    Options(5)   Payouts  Compensation(6)
-------------------      --------  ------  --------  ------------  -----------   -------  ---------------
Gregory L. Williams      2000(S)*  $270.2   $274.2      $ 17.9      100,000        --        $52.1
  President and          2000      $399.6   $577.7      $430.1      140,000        --        $29.3
  Chief Executive        1999      $318.6   $ 64.5      $  6.9         --          --        $12.2
  Officer

Daniel J. Heneghan       2000(S)   $150.0   $ 83.1      $273.6       40,000        --        $20.7
  Vice President,        2000      $179.7   $212.6        --         63,334      $17.2       $10.4
  Chief Financial        1999      $122.0   $ 29.1      $  1.9         --        $24.9       $23.8
  Officer and
  Assistant Secretary

Larry W. Sims            2000(S)   $131.9   $110.8        --         25,000        --        $ 5.3
  Vice President,        2000      $239.2   $219.2      $421.2       63,334        --        $ 6.7
  General Manager,       1999      $185.8   $159.7      $ 47.2         --          --        $ 1.9
  Communications,
  IC's

W. Russell Morcom        2000(S)   $111.2   $ 69.8        --         25,000        --        $23.7
  Vice President and     2000      $186.9   $272.7        --         63,334      $49.1       $16.1
  General Manager,       1999      $170.0   $ 73.7      $ 10.8         --        $70.9       $57.1
  Discrete Power

Larry Ciaccia            2000(S)   $110.4   $105.8        --         25,000        --        $15.9
  General Manager,       2000      $147.4   $149.6        --         63,334        --        $ 0.3
  PRISM Wireless         1999      $104.0   $ 22.1        --           --        $ 0.3       $ 0.4
  Business

-----------------

* 2000(S) is the transition period which extended from July 1, 2000 through December 29, 2000. 2000 is the fiscal year ended June 30, 2000.

(1) This category includes the Executive Incentive Plan bonus for all officers and a sales incentive compensation bonus for Mr. Sims. It also includes a disruption bonus for Mr. Heneghan in the amount of $25,000 in fiscal year 2000 and a disruption and signing bonus for Mr. Sims in the amount of $65,000 in fiscal year 1999.

(2) Except for Mr. Heneghan, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of $50,000 or 10% of annual salary and bonus for the reporting period. Mr. Heneghan's personal benefit for the reporting period included relocation expenses and applicable taxes associated with his relocation to the corporate offices in Irvine, CA.

(3) Except for Mr. Williams and Mr. Sims, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of $50,000 or 10% of annual salary and bonus for fiscal year 2000. Mr. Williams's and Mr. Sims's personal benefits for fiscal year 2000 included relocation expenses and applicable taxes associated with their relocation to the corporate offices in Irvine, CA.

(4) Except for Mr. Sims, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of the lesser of $50,000 or 10% of annual salary and bonus for fiscal year 1999. Mr. Sims's personal benefits for fiscal year 1999 included relocation expenses and applicable taxes associated with his relocation to Melbourne, FL. The other amounts reported represent dividend equivalent payments on outstanding performance shares granted under Harris's Stock Incentive Plan for which the perfomance period had not expired.

(5) All stock options were granted under the Intersil Holding Corporation 1999 Equity Compensation Plan. The stock option grants terminate ten years from date of grant. Grants issued prior to August 2000 vest over a five year period -- 20% upon each of the first five anniversary dates of the grant. Grants issued from August 2000 to date, including those reflected in the table for this reporting period, vest over a four year period -- 25% upon each of the first four anniversary dates of the grant -- as authorized by the Compensation Committee of the Intersil Board of Directors.

(6) Amounts reported reflect contributions and allocations to defined contribution retirement plans and the value of insurance premiums for term life insurance and disability insurance.

Stock Options

The following table provides information concerning stock options granted to the executive officers named in the Summary Compensation Table during the transition period 2000.

                              Transition Period 2000 Option/SAR Grants
--------------------------------------------------------------------------------------------------

                                    Individual Grants
                    ---------------------------------------------------
                                                                            Potential Realizable
                                   Percentage                              Value at Assumed Annual
                     Number of   of All Options                              Rates of Stock Price
                    Securities   Granted to All                                Appreciation for
                    Underlying     Employees     Exercise   Expiration         Option Term (4)
                                                                          ------------------------
                    Options (1)  in Period (2)    Price        Date (3)        5%           10%
--------------------------------------------------------------------------------------------------
Gregory L. Williams  50,000         3.8%          $54.00    08/31/2010    $1,698,015   $4,303,105
                     50,000         3.8%          $41.56    10/02/2010    $1,306,922   $3,311,996
Daniel J. Heneghan   20,000         1.5%          $54.00    08/31/2010    $  679,206   $1,721,242
                     20,000         1.5%          $41.56    10/02/2010    $  522,769   $1,324,798
Larry W. Sims        12,500         0.9%          $54.00    08/31/2010    $  424,504   $1,075,776
                     12,500         0.9%          $41.56    10/02/2010    $  326,730   $  827,999
W. Russell Morcom    12,500         0.9%          $54.00    08/31/2010    $  424,504   $1,075,776
                     12,500         0.9%          $41.56    10/02/2010    $  326,730   $  827,999
Larry J. Ciaccia     12,500         0.9%          $54.00    08/31/2010    $  424,504   $1,075,776
                     12,500         0.9%          $41.56    10/02/2010    $  326,730   $  827,999
--------------------------------------------------------------------------------------------------

(1) These options vest in twenty-five percent increments on the first four anniversaries of the grant date.

(2) A total of 1,325,350 options were granted to Intersil employees under the Intersil 1999 Equity Compensation Plan during the transition period from July 1, 2000 through December 29, 2000.

(3)  The options will expire ten years after the grant date.

(4) Represents the potential realizable value of the underlying shares of Intersil common stock at the expiration date based on an assumed annual appreciation rate of 5% and 10%, set by the Securities and Exchange Commission. The amounts shown are not intended to forecast future appreciation in the price of our Class A Common Stock.

The following table sets forth information regarding the number and value of options held by the executive officers named in the Summary Compensation Table at the end of calendar year 2000.

                           Aggregated Option/SAR Exercises in Last Fiscal Year
                                 and Fiscal Year-End Option/SAR Values*
             --------------------------------------------------------------------------
                                    Number of Securities      Net Value of Unexercised
                                   Underlying Unexercised           In-the-Money
                                   Options at Year-End        Options at Year-End (1)
                                  -----------------------------------------------------
                                  Exercisable  Unexercisable  Exercisable Unexercisable
             --------------------------------------------------------------------------
             Gregory L. Williams    15,142        240,000       $242,386       $ --
             Daniel J. Heneghan      3,029        103,334       $ 48,487       $ --
             Larry W. Sims           4,543         88,334       $ 72,722       $ --
             W. Russell Morcom       4,543         88,334       $ 72,722       $ --
             Larry J. Ciaccia         --           88,334          --          $ --
             --------------------------------------------------------------------------

* Columns for Shares Acquired on Exercise and Value Realized are not applicable and have been omitted.

(1) Reflects net pre-tax amounts determined by subtracting the exercise price from $22.94 per share, the fair market value of common stock at the end of calendar year 2000.

--------------------------------------------------------------------------------

                               RETIREMENT PLANS

Retirement and Savings Program

Intersil Holding Corporation provides retirement benefits to substantially all employees primarily through a retirement plan having profit-sharing and savings elements. Contributions by the Company to the retirement plan are based on profits and employees' savings with no other funding requirements. Intersil Holding is able to make additional contributions to the fund at its discretion.

The savings element of the retirement plan is a defined contribution plan, which is qualified under Internal Revenue Service Code Section 401(k). All employees of the Company may elect to participate in the 401(k) retirement plan (the "401(k) plan"). Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company provides matching contributions under the provisions of the plan. Employees fully vest in the Company's matching contributions upon the completion of seven years of service.

Retirement benefits also include an unfunded limited healthcare plan for U.S.- based retirees and employees on long-term disability. Intersil Holding Company accrues the estimated cost of these medical benefits, which are not material, during an employee's active service life.

                            STOCK PERFORMANCE GRAPH

              COMPARISON OF THREE QUARTER CUMULATIVE TOTAL RETURN
           AMONG INTERSIL HOLDING CORPORATION, THE NASDAQ COMPOSITE
                   AND THE PHILADELPHIA SEMICONDUCTOR INDEX

The following graph presents a comparison of the Company's stock performance with that of the NASDAQ Composite and the Philadelphia Semiconductor Index from February 24, 2000 through December 29, 2000.

         ISIL Equity SOX Index  CCMP Index

24-Feb       0.00%      0.00%      0.00%
25-Feb     116.00%     -2.98%     -0.59%
28-Feb      91.00%      0.26%     -0.86%
29-Feb     137.50%     10.04%      1.71%
 1-Mar     154.00%     10.20%      3.60%
 2-Mar     100.25%      6.79%      2.96%
 3-Mar     113.25%     13.88%      6.43%
 6-Mar     108.50%     16.93%      6.22%
 7-Mar     100.75%     18.81%      4.99%
 8-Mar      86.00%     16.78%      6.05%
 9-Mar     101.25%     21.29%      9.29%
10-Mar     108.00%     25.29%      9.33%
13-Mar      94.00%     23.73%      6.27%
14-Mar      99.50%     15.62%      1.93%
15-Mar      86.00%     12.94%     -0.76%
16-Mar      93.00%     15.36%      2.16%
17-Mar     120.00%     17.97%      3.91%
20-Mar     108.00%     13.14%     -0.17%
21-Mar     164.00%     12.30%      2.04%
22-Mar     153.50%     22.65%      5.35%
23-Mar     146.50%     20.82%      6.99%
24-Mar     156.00%     21.04%      7.48%
27-Mar     120.50%     22.73%      7.38%
28-Mar     124.00%     18.56%      4.68%
29-Mar      97.50%     12.23%      0.59%
30-Mar      94.25%      8.24%     -3.46%
31-Mar     106.75%     11.11%     -0.97%
 3-Apr      87.50%      2.92%     -8.53%
 4-Apr      82.00%      0.49%    -10.15%
 5-Apr      67.75%      6.68%     -9.71%
 6-Apr      99.50%      8.73%     -7.58%
 7-Apr     134.00%     15.00%     -3.71%
10-Apr     108.00%      9.78%     -9.30%
11-Apr      82.25%      6.41%    -12.17%
12-Apr      42.50%     -2.44%    -18.36%
13-Apr      47.50%     -5.08%    -20.38%
14-Apr      10.00%    -16.13%    -28.07%
17-Apr      14.00%     -5.06%    -23.36%
18-Apr      33.00%     -1.04%    -17.85%
19-Apr      32.50%     -4.78%    -19.73%
20-Apr      36.00%     -3.71%    -21.09%
24-Apr      24.00%     -6.59%    -24.58%
25-Apr      29.50%      1.76%    -19.63%
26-Apr      19.50%     -0.27%    -21.39%
27-Apr      12.25%      6.71%    -18.27%
28-Apr      40.00%     10.15%    -16.39%
 1-May      62.50%      9.43%    -14.28%
 2-May      67.00%      4.24%    -18.02%
 3-May      56.00%      0.62%    -19.71%
 4-May      67.25%      2.25%    -19.43%
 5-May      71.00%      3.89%    -17.34%
 8-May      65.00%     -1.57%    -20.54%
 9-May      43.50%     -6.55%    -22.36%
10-May      31.00%    -14.55%    -26.70%
11-May      38.13%     -9.21%    -24.21%
12-May      59.50%     -7.67%    -23.57%
15-May      66.50%     -5.13%    -21.87%
16-May      76.00%     -1.60%    -19.49%
17-May      70.00%     -3.38%    -21.06%
18-May      70.50%     -5.76%    -23.37%
19-May      68.50%    -10.67%    -26.58%
22-May      71.75%    -11.38%    -27.14%
23-May      63.50%    -18.23%    -31.47%
24-May      64.00%    -13.96%    -29.17%
25-May      50.25%    -15.23%    -30.58%
26-May      43.25%    -14.48%    -30.59%
30-May      52.00%     -5.02%    -25.08%
31-May      56.50%     -6.14%    -26.35%
 1-Jun      71.00%      0.34%    -22.42%
 2-Jun      85.75%      8.84%    -17.42%
 5-Jun      98.50%      8.39%    -17.24%
 6-Jun     112.50%      4.56%    -18.65%
 7-Jun      99.75%      6.20%    -16.86%
 8-Jun      95.75%      7.42%    -17.15%
 9-Jun      95.00%      9.88%    -16.09%
12-Jun      93.00%      4.75%    -18.40%
13-Jun      96.50%     10.04%    -16.60%
14-Jun      99.00%      5.31%    -17.76%
15-Jun      95.75%      6.47%    -16.72%
16-Jun     108.50%      8.89%    -16.40%
19-Jun     108.75%     16.09%    -13.60%
20-Jun     123.00%     18.90%    -13.09%
21-Jun     114.00%     19.33%    -11.99%
22-Jun     110.00%     13.78%    -14.74%
23-Jun     103.00%     14.44%    -16.73%
26-Jun     108.00%     14.37%    -15.28%
27-Jun     106.25%     10.27%    -16.43%
28-Jun     107.00%     10.00%    -14.67%
29-Jun     110.00%      6.06%    -16.03%
30-Jun     116.25%      7.22%    -14.11%
 3-Jul     115.25%     11.02%    -13.55%
 5-Jul     114.50%      0.67%    -16.34%
 6-Jul     113.75%      5.21%    -14.23%
 7-Jul     113.00%      9.09%    -12.87%
10-Jul      94.00%      8.38%    -13.80%
11-Jul     104.00%      5.49%    -14.32%
12-Jul     111.00%      8.94%    -11.22%
13-Jul     119.00%     11.78%     -9.59%
14-Jul     112.25%     16.49%     -8.04%
17-Jul     120.00%     19.06%     -7.43%
18-Jul     127.25%     13.54%     -9.54%
19-Jul     127.00%      9.09%    -12.17%
20-Jul     133.25%      7.75%     -9.38%
21-Jul     151.00%      1.77%    -11.33%
24-Jul     152.25%      1.09%    -13.77%
25-Jul     168.00%      3.81%    -12.74%
26-Jul     160.00%     -2.77%    -13.64%
27-Jul     140.50%    -10.70%    -16.79%
28-Jul     134.50%    -10.00%    -20.67%
31-Jul     129.25%     -6.57%    -18.42%
 1-Aug     108.50%    -10.14%    -20.19%
 2-Aug      94.50%    -10.29%    -20.77%
 3-Aug      80.00%    -10.63%    -18.58%
 4-Aug      86.00%    -13.41%    -17.98%
 7-Aug      89.25%    -10.31%    -16.34%
 8-Aug      87.00%    -10.62%    -16.66%
 9-Aug      81.00%     -9.39%    -16.55%
10-Aug      70.25%    -11.38%    -18.57%
11-Aug      72.00%    -10.34%    -17.94%
14-Aug      78.50%     -3.43%    -16.63%
15-Aug      84.50%     -0.30%    -16.59%
16-Aug      92.00%      0.91%    -16.38%
17-Aug      90.00%      4.45%    -14.66%
18-Aug      93.00%      6.69%    -14.88%
21-Aug      88.00%      4.50%    -14.39%
22-Aug      80.00%      5.69%    -14.28%
23-Aug     105.00%      8.77%    -13.14%
24-Aug     108.00%      9.38%    -12.22%
25-Aug      98.00%      7.52%    -12.45%
28-Aug     111.50%      6.65%    -11.85%
29-Aug     108.00%      6.44%    -11.60%
30-Aug      96.50%      5.13%    -11.13%
31-Aug     116.00%      8.39%     -8.91%
 1-Sep     112.00%      7.41%     -8.30%
 5-Sep     106.50%      5.46%    -10.28%
 6-Sep     102.00%     -0.57%    -13.09%
 7-Sep     109.75%      2.90%    -11.25%
 8-Sep     106.00%     -2.23%    -13.84%
11-Sep     101.00%     -3.14%    -15.62%
12-Sep     105.00%     -7.03%    -16.63%
13-Sep      99.25%     -5.33%    -15.67%
14-Sep      94.00%     -5.53%    -15.24%
15-Sep      92.00%     -8.38%    -16.94%
18-Sep      88.00%    -10.57%    -19.30%
19-Sep      95.50%     -3.31%    -16.29%
20-Sep      99.50%     -3.09%    -15.60%
21-Sep      99.00%     -7.44%    -17.08%
22-Sep     111.50%    -12.90%    -17.63%
25-Sep     115.75%    -17.24%    -18.98%
26-Sep     108.00%    -18.15%    -20.11%
27-Sep     114.00%    -18.71%    -20.82%
28-Sep     109.50%    -15.24%    -18.18%
29-Sep      99.50%    -19.94%    -20.46%
 2-Oct      66.25%    -21.65%    -22.71%
 3-Oct      67.25%    -23.57%    -25.16%
 4-Oct      76.50%    -18.86%    -23.70%
 5-Oct      78.94%    -21.74%    -24.81%
 6-Oct      76.00%    -24.85%    -27.21%
 9-Oct      77.50%    -26.11%    -27.33%
10-Oct      67.25%    -33.58%    -29.82%
11-Oct      77.00%    -33.58%    -31.38%
12-Oct      76.00%    -35.22%    -33.41%
13-Oct      90.50%    -28.71%    -28.17%
16-Oct      93.00%    -32.83%    -28.75%
17-Oct      71.50%    -39.07%    -30.40%
18-Oct      71.50%    -39.15%    -31.32%
19-Oct      91.25%    -28.67%    -25.97%
20-Oct     131.50%    -29.22%    -24.57%
23-Oct     116.00%    -26.93%    -24.88%
24-Oct      93.75%    -32.65%    -25.94%
25-Oct      79.38%    -37.47%    -30.06%
26-Oct      89.00%    -33.63%    -29.14%
27-Oct      91.75%    -35.55%    -29.00%
30-Oct      92.25%    -33.91%    -30.89%
31-Oct      91.75%    -30.26%    -27.03%
 1-Nov      87.00%    -32.88%    -27.81%
 2-Nov      77.50%    -31.12%    -25.74%
 3-Nov      78.00%    -30.37%    -25.25%
 6-Nov      75.75%    -29.89%    -26.02%
 7-Nov      55.50%    -32.73%    -26.03%
 8-Nov      55.00%    -37.50%    -30.01%
 9-Nov      42.75%    -37.14%    -30.69%
10-Nov      21.50%    -41.32%    -34.40%
13-Nov      24.25%    -38.78%    -35.75%
14-Nov      24.75%    -35.28%    -32.04%
15-Nov      26.75%    -32.78%    -31.45%
16-Nov      20.25%    -36.54%    -34.34%
17-Nov      16.00%    -36.87%    -34.44%
20-Nov       1.00%    -37.76%    -37.73%
21-Nov     -16.00%    -40.71%    -37.82%
22-Nov     -10.50%    -41.70%    -40.33%
24-Nov      -2.13%    -36.57%    -37.10%
27-Nov       4.25%    -40.95%    -37.62%
28-Nov      -1.25%    -45.74%    -40.77%
29-Nov       6.56%    -45.81%    -41.38%
30-Nov      -7.94%    -49.52%    -43.74%
 1-Dec       4.00%    -49.39%    -42.71%
 4-Dec      -0.50%    -48.15%    -43.35%
 5-Dec      -0.50%    -42.90%    -37.42%
 6-Dec      16.00%    -45.46%    -39.44%
 7-Dec      -8.75%    -46.46%    -40.39%
 8-Dec      -2.00%    -39.99%    -36.82%
11-Dec       4.50%    -35.81%    -34.70%
12-Dec       2.50%    -39.81%    -36.51%
13-Dec       0.75%    -43.71%    -38.87%
14-Dec      -7.00%    -44.29%    -40.91%
15-Dec     -12.50%    -45.59%    -42.54%
18-Dec     -11.50%    -45.27%    -43.16%
19-Dec      -3.75%    -45.76%    -45.61%
20-Dec      -8.00%    -49.27%    -49.48%
21-Dec     -23.75%    -49.67%    -49.32%
22-Dec     -14.75%    -44.80%    -45.49%
26-Dec     -16.00%    -45.58%    -46.00%
27-Dec      -4.00%    -43.25%    -45.01%
28-Dec      -9.50%    -43.29%    -44.61%
29-Dec      -8.25%    -45.79%    -46.50%

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of February 28, 2001 with respect to shares of each class of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of each class of outstanding Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise specified, all shares are directly held. In general, each share of Class A Common Stock is convertible into one share of Class B Common Stock, and each share of Class B Common Stock is convertible into one share of Class A Common Stock. This table does not include shares of the Company's Class A Common Stock issuable upon conversion of the warrants issued in connection with the 13.5% Subordinated Holding PIK Note.

Unless otherwise indicated, the address of each person owning more than 5% of the Company's outstanding shares is c/o Intersil Holding Corporation, 7585 Irvine Center Drive, Suite 100, Irvine CA 92618.

                                        Class A Common Stock (1)      Class B Common Stock (2)             Combined
                                        ------------------------      ------------------------      ---------------------------
                                           Shares                        Shares                        Shares
                                            Owned    Percent (3)          Owned    Percent (3)          Owned    Percent (4)
                                            -----    -----------          -----    -----------          -----    -----------
Sterling Holding                        4,129,821       6.06%         37,206,996      100%          41,336,817      39.25%
  Company, LLC (5)
Harris Corporation (6)                  3,424,390       5.03%             --          --             3,424,390       3.25%
  1025 W. Nasa Blvd.
  Melbourne, FL 32919
Gregory L. Williams (7)                 1,819,089       2.67%             --          --             1,819,089       1.73%
Daniel J. Heneghan (8)                    347,452         *               --          --               347,452        *
Larry W. Sims (9)                         496,504         *               --          --               496,504        *
W. Russell Morcom (10)                    500,887         *               --          --               500,887        *
Lawrence J. Ciaccia (11)                  322,239         *               --          --               322,239        *
Karl McCalley (12)                        240,826         *               --          --               240,826        *
Ray D. Odom (13)                          313,968         *               --          --               313,968        *
Julie B. Forbes (14)                      241,611         *               --          --               241,611        *
Rick Furtney (15)                         122,162         *               --          --               122,162        *
Stephen M. Moran (15)                      38,001         *               --          --                38,001        *
Glenn E. Boyd (16)                         10,054         *               --          --                10,054        *
James A. Urry (17)                         39,524         *               --          --                39,524        *
Gary E. Gist (18)                          49,674         *               --          --                49,674        *
Robert W. Conn (19)                        15,000         *               --          --                15,000        *
Jan Peeters (19)                           15,000         *               --          --                18,034        *
Robert N. Pokelwaldt (19)                  15,000         *               --          --                15,000        *
All directors and                       4,552,559       6.69%             --          --             4,552,559       4.32%
  executive officers as
  a group (16 persons)
The Williams Gift Trust #1                 53,334         *               --          --                53,334        *
  U/A DTD 1/28/00

                                        Class A Common Stock (1)      Class B Common Stock (2)             Combined
                                        ------------------------      ------------------------      ---------------------------
                                           Shares                        Shares                        Shares
                                            Owned    Percent (3)          Owned    Percent (3)          Owned    Percent (4)
                                            -----    -----------          -----    -----------          -----    -----------
The Williams Gift Trust #2                 21,334         *               --          --                21,334        *
  U/A DTD 1/28/00
The Williams Gift Trust #3                 53,334         *               --          --                53,334
  U/A DTD 1/28/00
W. Russell Morcom                          56,667         *               --          --                56,667        *
  Irrevocable Trust
  dated 12/23/99 FBO A
  Family Member
W. Russell Morcom                          56,667         *               --          --                56,667        *
  Irrevocable Trust
  dated 12/23/99 FBO a
  Family Member
Phillip McCalley                           19,272         *               --          --                19,272        *
Cinsy McCalley Krehbiel                    63,816         *               --          --                63,816        *
Irrevocable Trust U/T/D                    12,668         *               --          --                12,668        *
  12/29/99 for the
  benefit of a family
  member of Mr. Odom
Irrevocable Trust U/T/D                    12,668         *               --          --                12,668        *
  12/29/99 for the
  benefit of a family
  member of Mr. Odom
Lauren E. Gist                             16,779         *               --          --                16,779        *
Ryan C. Gist                               16,779         *               --          --                16,779        *

---------

*    Represents less than 1%

(1) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion.

(2) Does not include shares of Class B Common Stock issuable upon conversion of Class A Common Stock. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock.

(3) Percentages are derived using the number of shares of Class A or Class B Common Stock and common stock outstanding as of February 28, 2001.

(4) Percentages are derived using the total number of shares of Class A and Class B Common Stock outstanding as of February 28, 2001.

(5) Citicorp Venture Capital Ltd. owns an interest in Sterling and could have the right to acquire up to 35,075,292 shares of Class A or Class B Common Stock. CCT Partners VI, L.P., a partnership and an affiliate of Citicorp Venture Capital Ltd., owns an interest in Sterling and could have the right to acquire up to 6,261,525 shares of Class A or Class B Common Stock.

(6) The shares reported by Harris Corporation ("Harris") are owned by Manatee Investment Corporation, a wholly owned subsidiary of Harris. Harris may be deemed to beneficially own these shares.

(7) Includes 1,753,149 shares owned by Gregory L. Williams and Linda M. Williams. Does not include 53,334 shares owned by the Williams Gift Trust #1 U/A DTD 1/28/00, 21,334 shares owned by the Williams Gift Trust #2 U/A DTD 1/28/00 and 53,334 shared owned by the Williams Gift Trust #3 U/A DTD 1/28/01 for which Mr. Williams disclaims beneficial ownership. Includes 21,798 shares owned by DLJSC, as Trustee for Gregory L. Williams IRA Account. Includes currently exercisable options to purchase 43,142 shares of our Class A Common Stock.

(8) Includes 330,756 shares owned by Daniel J. Heneghan and Barbara Heneghan. Includes currently exercisable options to purchase 15,696 shares of Class A Common Stock.

(9) Includes 379,294 shares owned by Larry W. Sims and Elizabeth Sims, 100,000 shares owned by Lesgrat No. 00-1, a trust holding shares on behalf of its beneficial owners. Includes currently exercisable options to purchase 17,210 shares of Class A Common Stock.

(10) Includes 483,677 shares owned by W. Russell Morcom Revocable Trust. Does not include 56,667 shares owned by W. Russell Morcom Irrevocable Trust FBO a family member dated 12/23/99 and 56,667 shares owned by W. Russell Morcom Irrevocable Trust FBO a family member dated 12/23/99 for which Mr. Morcom disclaims beneficial ownership. Includes currently exercisable options to purchase 17,210 shares of Class A Common Stock.

(11) Includes 238,570 shares owned by Lawrence J. Ciaccia and Marcia R. Ciaccia, 66,668 shares owned by the Lawrence J. Ciaccia and Marcia R. Ciaccia Trust dated 1/20/00 and 3,334 shares owned by Joseph Ciaccia. Includes currently exercisable options to purchase 12,667 shares of Class A Common Stock.

(12) Does not include 19,272 shares owned by Phillip McCalley or 63,816 shares owned by Cinsy McCalley Krehbiel, of which Karl McCalley disclaims beneficial ownership. Includes currently exercisable options to purchase 4,667 shares of Class A Common Stock.

(13) Does not include 12,668 shares owned by an Irrevocable Trust U/T/D 12/29/99 for the benefit of a family member and 12,668 shares owned by an Irrevocable Trust U/T/D 12/29/99 for the benefit of a family member for which Mr. Odom disclaims beneficial ownership. Includes currently exercisable options to purchase 13,029 shares of Class A Common Stock.

(14) Includes 105,101 shares owned by the Peter K. Forbes Trust D/T/D 3/23/00, 105,102 shares owned by the Julie B. Forbes Trust D/T/D/ 3/23/00, 8,656 shares owned by the Peter K. Forbes and Julie B. Forbes Trust dated 1/20/00 FBO a family member and 8,656 shares owned by the Peter K. Forbes and Julie
     B. Forbes Trust dated 1/20/00 FBO a family member. Includes currently exercisable options to purchase 13,390 shares of Class A Common Stock.

(15) Includes currently exercisable options to purchase 4,667 shares of Class A Common Stock.

(16) Includes currently exercisable options to purchase 6,300 shares of Class A Common Stock.

(17) James A. Urry, a director of Intersil Holding Company, is affiliated with Sterling in the capacities described under "Election of directors -- Nominees" and footnote 5 above. Mr.

     Urry disclaims beneficial ownership of all shares held by Sterling, which he may be deemed to beneficially own as a result of his affiliation with Sterling, except for those shares reported for Mr. Urry. Includes currently exercisable options to purchase 7,500 shares of Class A Common Stock.

(18) Includes 37,825 shares owned by Gary E. Gist and Kristin Gist. Does not include 16,779 shares owned by Lauren E. Gist and 16,779 shares owned by Ryan C. Gist for which Mr. Gist disclaims beneficial ownership. Includes currently exercisable options to purchase 7,500 shares of Class A Common Stock.

(19) Includes currently exercisable options to purchase 7,500 shares of Class A Common Stock.

--------------------------------------------------------------------------------

                     EXECUTIVE OFFICERS AND KEY EMPLOYEES

The executive officers and key employees of the Company are as follows:

Gregory L. Williams, President, Chief Executive Officer, Director. Mr. Williams is described above as a nominee for director.

Daniel J. Heneghan, Vice President, Chief Financial Officer and Assistant Secretary. Mr. Heneghan is the Company's Vice President, Chief Financial Officer and Assistant Secretary. From 1996 to August 1999, Mr. Heneghan was Vice President and Controller of the semiconductor business at Harris Corporation ("Harris"). From 1994 to 1996, Mr. Heneghan was Vice President of Digital Products of the semiconductor business at Harris. Mr. Heneghan also served at various times as Division Controller of the semiconductor business at Harris, Director of Planning at Harris, Director of Finance at Harris and Senior Financial Analyst with Royal Crown Cola. Age: 45

Larry Sims, Vice President, General Manager, Communications IC's. Mr. Sims is the Company's Vice President and General Manager, Communications IC's. From August 1999 to December 2000, Mr. Sims was our Vice President of Marketing and Sales. From 1998 to August 1999, Mr. Sims was Vice President, Sales of the semiconductor business at Harris. From 1979 to 1998, Mr. Sims served in various sales management positions at Motorola Semiconductor. Age: 43

Lawrence J. Ciaccia, Vice President, General Manager, PRISM(R)Wireless. Mr. Ciaccia is the Company's Vice President and General Manager, PRISM(R)Wireless. From February 1998 to December 1999, Mr. Ciaccia was Vice President and Director of Engineering for the PRISM(R)Wireless Products business at Harris. From 1997 to 1998, Mr. Ciaccia was Director of Strategic and Product Marketing for the Multimedia Products business at Harris. Mr. Ciaccia also served at various times from 1993 to 1997 as Director of Engineering for several different semiconductor businesses at Harris. Age: 42

Rick Furtney, Vice President, General Manager, Power Management. Mr. Furtney is the Company's Vice President and General Manager, Power Management. From 1999 until July

2000, Mr. Furtney was Vice President for Power Management products.
From 1997 until 1999 Mr. Furtney was Director of Marketing for Harris. Since 1985, Mr. Furtney has held numerous management positions in engineering and marketing at Harris. Age: 41

Glen Boyd, Vice President, Marketing and Sales. Mr. Boyd is the Company's Vice President, Marketing and Sales. From 2000 until January 2001, Mr. Boyd was the Company's Vice President, Wireless Segment Sales. From 1996 until 2000, Mr. Boyd served as a Director of Sales in Western U.S. and then of Wireless Segment Sales for Harris. From 1991 until 1996, Mr. Boyd served as a Sales Manager for Harris.
Age: 55

Julie Forbes, Vice President, Human Resources. Ms. Forbes joined the Company as Vice President, Human Resources in August 1999. Prior to joining the Company, Ms. Forbes was the Vice President and Director of Human Resources for the Satellite Communications Group of Motorola from 1998 to 1999. From 1992 until 1998, Ms. Forbes served in various other Human Resources positions in the Semiconductor Products Sector of Motorola. Age: 43

Stephen M. Moran, Vice President, General Counsel and Secretary. Mr. Moran joined the Company as Vice President, General Counsel and Secretary in January of 2000. Prior to joining us, Mr. Moran served with Toshiba America, Inc. from September 1996 until January 2000 and served as the Vice President and General Counsel for Toshiba America Electronic Components, Inc. (Toshiba America's Semiconductor Company) from January 1998 to January 2000. From March 1992 until September 1996, Mr. Moran was the General Counsel of ITT Cannon, Inc., an ITT Industries corporation. Age: 43

Keith Prettyjohns, Vice President, Broadband Wireless Access. Dr. Prettyjohns is Vice President of Intersil's Broadband Wireless Access business, sharing general management responsibility with Ken Schultz. Together they are responsible for all aspects of Intersil's emerging IC business in broadband point-to-point digital radios, fixed broadband wireless access networks and software-defined radios for cellular base stations. Dr. Prettyjohns joined the company in October 2000 as a result of Intersil's acquisition of SiCOM Inc., where he held general management responsibilities. He had previously been actively involved in strategic business development and planning for SiCOM, helping the company through the development of integrated chip set solutions for fixed broadband wireless markets. During his career, Dr. Prettyjohns has held numerous marketing, sales and engineering positions, primarily in small, entrepreneurial high-growth companies. Prior to joining SiCOM, he held senior business development, marketing and sales positions at Photometrics, Ltd., a digital imaging systems manufacturer, now a division of Roper Industries. Prior to Photometrics, he was a co-founder of Wyko Corporation, an optical test instrumentation manufacturer focused on serving the magnetic media and semiconductor industries. Age: 44

Ken Schultz, Vice President, Broadband Wireless Access. Mr. Schultz is Vice President of Intersil's Broadband Wireless Access business, sharing general management responsibility with Keith Prettyjohns. Together they are responsible for all aspects of Intersil's emerging IC business in broadband point-to-point digital radios, fixed broadband wireless access networks and software-defined radios for cellular base stations. Mr. Schultz joined the company in October 2000 as a result of Intersil's acquisition of SiCOM Inc. At SiCOM, he had general management responsibility and was instrumental in focusing the company on the development of wireless communication IC products for fixed wireless applications. Prior to joining SiCOM, he was Vice President & General Manager, Broadband Wireless Access at ADC Telecommunications, a leading supplier of telecommunications equipment for broadband networks. Prior to ADC Telecommunications, he held senior level positions in product line marketing and sales at Information Transmission Systems, a privately held developer of wireless transmission products. He was Vice President of Sales when the company was acquired by ADC Telecommunications in 1995. Age: 38

Karl McCalley, Vice President, Information Technology. Mr. McCalley is the Company's Vice President, Information Technology. From 1990 to 1999, Mr. McCalley was Vice President, Systems for Harris Semiconductor. Prior to this, Mr. McCalley was Director of Product Development for Telaction, a subsidiary of JCPenney and Director of Software Engineering for Motorola. Age: 61

Chris W. Henningsen, Vice President, Marketing. Mr. Henningsen is the Company's Vice President, Marketing. From 1998 until 2001 Mr. Henningsen was V.P. and Director of Marketing for PRISM Wireless Products. From 1996 until 1998, Mr. Henningsen was the Director of Marketing for Wireless Communications for Harris. Since 1990 Mr. Henningsen held numerous management positions in marketing for Harris. Mr. Henningsen served in various sales and marketing management positions at Analog Devices, Setra Systems, and Applied Measurements. Age 44

--------------------------------------------------------------------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Based solely on a review of reports filed by the Company on these individuals' behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met during the six-month transition period ended December 29, 2000 except that Julie Forbes, Stephen M. Moran, W. Russell Morcom, Larry Sims and James A. Urry each filed a Form 3 late with respect to fiscal year 2000 and Daniel Heneghan and Gregory L. Williams each filed Forms 3 and 4 late with respect to fiscal year 2000.

                             EMPLOYMENT AGREEMENT

Intersil Holding Corporation and Intersil Corporation entered into an employment agreement with Mr. Williams for him to serve as the Company's Chief Executive Officer and a member of their Board of Directors. His employment agreement provides for an annual base salary of $425,000, subject to increases and annual performance bonuses at the discretion of the Board of Directors. The agreement also provides for Mr. Williams to receive the Company's standard benefits. The term of the agreement is 60 months from August 13, 1999, subject to automatic renewal for successive one year terms, unless either the Company or Mr. Williams gives prior notice of non-renewal. Mr. Williams is subject to a non-competition covenant during the term of his agreement and for a period of one year following termination or expiration of the agreement.

--------------------------------------------------------------------------------

                            STOCKHOLDERS AGREEMENT

The Board of Directors currently consists of up to seven directors, determined as follows: the chief executive officer who is currently Gregory L. Williams, one individual designated by Sterling Holding Company, LLC ("Sterling") who is currently James A. Urry, up to four independent directors designated by Sterling (to the extent permitted by applicable law as determined in Sterling's sole discretion) who are currently Robert W. Conn, Gary E. Gist, Jan Peeters and Robert N. Pokelwaldt and, in the event the Board includes four independent directors designated by Sterling, one additional individual designated by Sterling which position is currently vacant. The holders of a majority of the outstanding shares of Class A Common Stock (including any shares of Class A Common Stock held by Sterling) have the right to veto the election of any independent directors designated by Sterling. Under the Stockholders' Agreement, each of the companies' shareholders prior to the initial public offering (owning in the aggregate as of February 28, 2001 about 13,230,000 shares, or about 19% of the outstanding Class A Common Stock, our only class of voting stock, and 37,206,996 shares, or 100%, of Class B Common Stock which are convertible into shares of Class A Common Stock on a one-to-one basis) agrees to take all action necessary (including voting his, her or its shares, calling special meetings and executing and delivering written consents) to ensure that the Board of Directors will be composed at all times as described in this paragraph.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to the Company in exchange for the 13.5% Subordinated PIK Note due 2010 and warrants to purchase 3,703,707 shares of the Company's Class A Common Stock. The 13.5% Subordinated PIK Note due 2010 was repaid in full with the proceeds of the initial public offering and, as a result of early repayment, the number of shares subject to such warrants was reduced to 2,222,224 shares. The Company contributed the $30.0 million from Citicorp Mezzanine Partners, L.P. to Intersil Corporation as a capital contribution. The general partner of Citicorp Mezzanine Partners, L.P. is an affiliate of Citicorp Venture Capital Ltd. Citicorp Venture Capital Ltd. owns an interest in Sterling, one of the Company's principal shareholders.

Sterling Holding Company, LLC, Harris Corporation and certain members of the Company's senior management entered into a Stockholders' Agreement containing certain agreements among the shareholders regarding the Company's capital stock and corporate governance. The Company exercised its option under the Stockholders' Agreement to repurchase from Sterling Holding Company, LLC a total of 1,833,333 shares of Class A Common Stock for an aggregate purchase price of $137,500 to reissue to the Company's employees.

In June 2000, Intersil Holding Corporation sold its assembly and test facilities in Malaysia along with related intellectual property to ChipPAC in exchange for $52.5 million in cash and preferred stock of ChipPAC that has an aggregate liquidation preference of $17.5 million. The Company also assigned to ChipPAC patents, copyrights and technical information used exclusively in or associated exclusively with the assembly and test facilities in Malaysia and granted ChipPAC a worldwide, nonexclusive, royalty-free license under other of our patents, copyrights and technical information that is also used in or related to the operation of the assembly and test facilities in Malaysia. Any intellectual property rights in the bonding diagrams, test programs, mask works and test boards uniquely related to the Company's products for which ChipPAC will provide packaging and test services under the supply agreement are licensed to ChipPAC only for use in providing those services. The Company also entered into a long term joint services agreement with ChipPAC in connection with the sale under which each party is required to assist the other in a smooth transition of each party's operations following the sale.

Under the Company's supply agreement with ChipPAC, the Company has agreed to continue to use the Malaysian facility to provide 100% (until June 30, 2003), 90% (from July 1, 2003 to June 30, 2004) and 80% (from July 1, 2004 to June 30,
2005) of the Company's semiconductor package configuration assembly and test requirements for all products assembled and tested at the Malaysian facility on the date of the supply agreement and any new or additional products we may develop after that date. In addition, ChipPAC will ensure that we are allocated 100% of the utilized capacity that was in place on the date of the supply agreement. One of the principal shareholders of ChipPAC is an affiliate of Sterling, our principal shareholder. The terms of the agreements listed above were the result of arms-length negotiations and in the Company's opinion are no less favorable to the Company than those that could be obtained from non-affiliated parties.

                                  AUDIT FEES

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the transition period ended December 29, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for that year were $225,000.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

No professional services were rendered or fees billed by Ernst & Young LLP for financial information systems design and implementation during the transition period.

                                ALL OTHER FEES

The aggregate fees billed by Ernst & Young LLP for professional services rendered to the Company, other than audit fees, for the transition period ended December 29, 2000 were $956,000, including audit related services of $681,000 and nonaudit services of $275,000. Audit related services generally include fees for business acquisitions and divestitures, accounting consultations and SEC registration statements.

--------------------------------------------------------------------------------

                                OTHER BUSINESS

The Company is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors


Stephen M. Moran
Vice President, General Counsel and Secretary

April 27, 2001

                                                                       EXHIBIT A


                         INTERSIL HOLDING CORPORATION

                            AUDIT COMMITTEE CHARTER

PURPOSE

     The primary function of the Intersil Holding Corporation (the "Corporation") Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following: the financial reports and other financial information provided by the Corporation to its shareholders, the Securities & Exchange Commission ("SEC") and others; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and business conduct that Management and the Board have established; and the Corporation's auditing, accounting and financial processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of and adherence to these processes and systems. The Audit Committee's primary duties and responsibilities are to:

          . Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control systems;

          . Review/1/ and appraise the audit efforts of the Corporation's independent accountants; and

          . Provide an open avenue of communication among the independent accountants, financial and senior Management and the Board of Directors.

________________________
/1/ Auditing literature, particularly, Statement of Accounting Standards No. 71, defines the term "review" to include a particular set of required procedures to be undertaken by independent accountants. The members of the Audit Committee are not independent accountants, and the term "review" as used in this Audit Committee Charter is not intended to have this meaning. Consistent with footnote 47 of SEC Release No. 34-42266, any use in this Audit Committee Charter of the term "review" should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of interim financial statements.

     In the exercise of its oversight responsibilities, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements fairly present the Corporation's financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain the responsibility of Management and the outside auditor. Nothing contained in this Charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee under the Delaware General Corporation Law to rely, in discharging their responsibilities, on the records of the Corporation and on other information presented to the Committee, Board or the Corporation by its officers or employees or by outside experts.

COMPOSITION OF THE AUDIT COMMITTEE

     The Committee shall consist of three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall satisfy the "independence" requirements of the NASDAQ Stock Market or other appropriate governing body, unless the Board otherwise determines. Each Committee member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement or must be able to do so within a reasonable period of time after his or her appointment to the Committee.

     Determination of the true, actual and effective independence of any Audit Committee member that has or had some relationship with the Corporation, will be made by the Board of Directors with weight given to both prudent principles and "appearances."

     The members of the Audit Committee shall be elected by the Board and shall hold such position until the next annual meeting or until their successors shall be duly elected and qualified. The Chairman of the Audit Committee shall be selected by the Board.

MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least twice annually with Management and the independent accountants in separate executive sessions to discuss any matters that the Committee believes should be discussed privately. In addition, the Committee, or at least its Chair, should meet with the independent accountants and Management quarterly in advance of any release to review the Corporation's financials consistent with its responsibilities and duties.

     The Committee shall report to the Board of Directors at each regularly scheduled Board meeting on significant results of its activities.

     The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Corporation for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

     The Committee may, in its discretion, utilize the services of the Corporation's regular corporate legal counsel with respect to legal matters or, at its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Audit Committee shall:

     Documents/Reports Review

          . Review the Corporation's annual and interim financial statements and any reports or other financial information submitted to the shareholders, the SEC, and others, including any certification, report, opinion or review rendered by the independent accountants.

          . Review the regular internal reports to Management prepared by the internal auditors and Management's response.

          . Review with Management and the independent accountants the Current Reports on Form 10-Q, the Annual Reports on Form 10-K, and any related public disclosure prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

     Independent Accountants

          . After consultation with Management, recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants.

          . Periodically, the Committee should review and discuss with the independent accountants all significant relationships such accountants have with the Corporation, which might affect their independence. In connection with this review, the independent auditors shall provide the Committee with a written statement delineating all relationships between the auditors and the Corporation.

          . Review the performance of the independent accountants with both Management and the independent accountants.

          . Subject to the overall direction of the Audit Committee, the internal audit function will be managed on a day-to-day operational basis by the Chief Financial Officer.

          . Periodically meet with the independent accountants separately and privately to hear their views on the Corporation's internal controls and the qualitative aspects of the Corporation's financial reporting, including the quality and consistency of both accounting policies and the underlying judgments.

     Financial Reporting Processes

          . Review with financial Management and the independent accountants the quality and consistency, not just the acceptability, of the judgments and appropriateness of the accounting principles and financial disclosure practices used by the Corporation. This discussion shall cover the degree of aggressiveness or conservatism of both the accounting principles employed and the underlying judgments.

          . Approve any significant changes to the Corporation's auditing and accounting principles and practices after considering the advice of the independent accountants and Management.

          . Focus on the reasonableness of control processes for identifying and managing key business, financial and regulatory reporting risks.

     Process Improvement

          . Following the completion of the annual audit, review separately with Management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

          . Periodically review processes and policies for communicating with investors and analysts.

          . Review any significant disagreement among Management and the independent accountants in connection with the preparation of the financial statements.

          . Review with the independent accountants and Management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

     Business Conduct and Legal Compliance

          . Approve the Corporation's Code of Business Conduct and review Management's processes for communicating and enforcing this Code.

          . Review Management's monitoring of the Corporation's compliance with the organization's Code of Business Conduct, and ensure that Management has the proper review system in place to ensure that the Corporation's financial statements, reports, and other financial information are disseminated to governmental organizations and the public to satisfy legal requirements.

          . Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

     Other Responsibilities

          . Review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

          . Provide the report for inclusion in the Corporation's Annual Proxy Statement that is required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

          . Through its Chair, report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

          . Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                                                       EXHIBIT B

                                  SUMMARY OF
                         1999 EQUITY COMPENSATION PLAN

PURPOSE

The Board of Directors adopted the Plan to enable key employees, directors and consultants of the Company and its subsidiaries to participate in the equity ownership of the Company through awards of options, restricted stock, stock appreciation rights and phantom shares under the Plan. The purpose of the Plan is to:

 .    align the interests of the eligible individuals with the interests of the
     Company's shareholders;
 .    provide incentives for eligible individuals to exert maximum efforts for the success of the Company and its subsidiaries;
 .    attract and retain the best available talent; and
 .    reward key personnel for their part in increasing the value of the Company.

EFFECTIVE DATE AND TERMINATION

The Plan became effective on August 13, 1999 and shall remain in full force and effect until the earlier of ten years from the date the Plan was adopted by the Board of Directors or the date the committee terminates it. Termination of the Plan will not affect the terms of the awards granted prior to the termination.

ADMINISTRATION

The committee, which consists of at least two directors who are not employees, administers the Plan. The Board of Directors may from time to time remove members of the committee and appoint new members. The committee has the power to:

 .    construe and interpret the Plan;
 .    adopt regulations for carrying out the Plan and make changes in such regulations as it shall from time to time, think advisable;
 .    select the employees, directors and consultants to whom awards under the
     Plan will be granted;
 .    determine the type and amount of awards to be granted to eligible individuals; and
 .    establish the terms and conditions of awards granted under the Plan.

ADJUSTMENTS UPON A CHANGE IN SHARES OR A CHANGE IN CONTROL

In the event of certain changes to the corporate structure of the Company affecting its common stock, the committee will adjust the number and kind of shares available under the Plan, and make adjustments to outstanding awards as it determines appropriate. Such changes in the Company's common stock might arise as the result of a reorganization, merger, consolidation, spin-off, stock dividend, split-up, recapitalization, or other similar changes.

In the event the Company is merged into or acquired by another entity in a transaction involving a change in control of the Company, the committee may, in its sole discretion, make certain adjustments to outstanding awards.

AMENDMENT AND TERMINATION OF THE PLAN

The committee may amend, modify, suspend or terminate the Plan, provided they obtain shareholder approval of any amendment as required by applicable laws or regulations.

The committee may amend any outstanding award without a participant's consent, provided the amendment does not adversely impact the participant.

LIMIT ON AWARDS UNDER THE PLAN

No employee may receive options covering more than 666,667 shares of Company common stock in any calendar year under the Plan.

OPTIONS

An option is a grant by the Company of the right to purchase a specified number of shares of common stock for a specified time period at a fixed rate. Options granted under the Plan may be either incentive stock options or non-qualified stock options. Incentive stock options are intended to meet the requirements of
Section 422 of the Internal Revenue Code. Unless an option is specifically designated at the time of grant as an incentive stock option and qualifies as such under Section 422 of the Internal Revenue Code, options granted under the Plan will be non-qualified stock options.

The committee will establish the terms and conditions governing each option granted under the Plan in an award agreement at the time the option is granted. Such terms and conditions will be consistent with the terms of the Plan.

The exercise price of an incentive stock option will be at least equal to the fair market value of a share of Company common stock on the date the option is granted. If a grantee owns, directly or indirectly, shares constituting more than 10% of the Company, the exercise price of an incentive stock option issued to the grantee will be at least 110% of the fair market value of a share of

Company common stock on the date the option is granted. The exercise price of an option shall be paid in cash or, with the committee's consent, in shares of Company common stock.

The maximum term of a non-qualified stock option may not exceed ten years from the date of grant of such option. The maximum term of an incentive stock option may not exceed ten years from the date of grant, unless the grantee owns more than 10% of the Company, in which case the term may not exceed five years from the date of grant.

The committee shall address a grantee's ability to exercise an option after his or her service with the Company ends in the award agreement for the option.

RESTRICTED STOCK

Restricted stock is stock that is subject to certain restrictions, including forfeiture upon the occurrence of certain events. A recipient of a restricted stock award will receive certificates for the shares when the award is granted. Certificates for restricted stock shares have a description of the restrictions as to the sale, transfer, assignment, or pledge of the stock during the restriction period. The committee will establish the terms and conditions governing each grant of restricted stock under the Plan in an award agreement at the time the restricted stock is granted. Such terms and conditions will be consistent with the terms of the Plan. Unless otherwise provided in a restricted stock award agreement, a grantee will be entitled to vote shares of restricted stock and receive dividends related to the shares. Unless otherwise determined by the committee, shares of restricted stock which have not yet become vested will be forfeited when a grantee's service with the Company ends.

PHANTOM SHARES

The award of a phantom share under the Plan gives a grantee the right to receive payment of the fair market value of a share of common stock upon its exercise. The committee will establish the terms and conditions of a phantom share award in an award agreement at the time the ward is granted. Such terms and conditions shall not be inconsistent with the terms of the Plan. The Committee shall address a grantee's ability to exercise a phantom share award after his or her service with the Company ends in the award agreement.

STOCK APPRECIATION RIGHTS

A stock appreciation right ("SAR") allows a recipient to receive, upon exercise of the right, the increase in the fair market value of a specified number of shares of common stock from the date of grant to the date of exercise. Payment upon exercise of an SAR may be made in cash or common stock. An SAR will be issued in conjunction with an option, and the exercise of an SAR will automatically cancel the related option. Similarly, the exercise of a related option will automatically cancel the related SAR. The committee shall address a grantee's ability to exercise an SAR after his or her service with the Company ends in the award agreement for the SAR.

The committee will establish the terms and conditions governing each SAR under the Plan in an award agreement at the time the SAR is granted. Such terms and conditions will be consistent with the terms of the Plan.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain federal income tax considerations that may be relevant to a grantee as a result of awards they receive under the Plan. The discussion is for general informational purposes only and does not claim to address specific federal income tax considerations that may apply to each grantee based on their particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to them.

NON-QUALIFIED STOCK OPTIONS

A grantee will not have taxable income and the Company is not entitled to a deduction upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a grantee will have ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the option, and, provided that certain requirements of the Internal Revenue Code are met, the Company will be entitled to a corresponding deduction. A grantee's tax basis in the shares of Company common stock received upon exercise of a non-qualified stock option will be equal to the fair market value of such shares on the exercise date.

If a grantee sells the shares of Company common stock received upon exercise of a non-qualified stock option, the grantee will generally realize a short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount received in connection with the sale of the shares, and the grantee's tax basis in such shares.

INCENTIVE STOCK OPTIONS

A grantee will not have taxable income and the Company is not entitled to a deduction when an incentive stock option is granted or exercised. Provided that a grantee meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), the gain or loss realized upon the sale of the shares received upon exercise will be a long-term capital gain or loss, and the Company will not be entitled to a deduction.

However, if a grantee disposes of the shares before meeting the applicable holding period requirements, the grantee will have ordinary income at that time equal to the excess of the amount received upon such sale (or, if less, the fair market value of the shares at the time of exercise of the option) over the exercise price of the option. The Company generally will be entitled to a corresponding deduction. Any amount received upon a sale of shares before the applicable holding requirements are met which is in excess of the fair market value of the shares on the exercise date of the incentive stock option will generally be treated as a capital gain and will be treated as a long-term capital gain if the shares have been held for more than one year.

RESTRICTED STOCK

A grantee ordinarily realizes no taxable income, and the Company is not entitled to a tax deduction, when the Company grants a restricted stock award. However, when the restrictions on restricted stock lapse, the grantee realizes taxable ordinary income equal to the fair market value of the shares. If certain conditions of the Internal Revenue Code are met, the Company will also be entitled to a corresponding tax deduction. When the grantee sells the shares, the grantee will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of the gain or loss is the difference between the sale price of the shares and the fair market value of the shares on the date that the grantee recognized taxable ordinary income.

A grantee may make an election under Section 83(b) of the Internal Revenue Code to include immediately the fair market value of the restricted stock on the date of the award in the grantee's taxable income. Subject to certain requirements of the Internal Revenue Code, the Company will be entitled to a corresponding tax deduction at that time. If the 83(b) election is made, the grantee recognizes no additional income or loss as a result of the lapse of the restrictions on the restricted stock, and the Company will not be entitled to any additional tax deductions.

STOCK APPRECIATION RIGHTS

A grantee recognizes no taxable income, and the Company is not entitled to a tax deduction, when an SAR is granted. Upon exercising an SAR, a grantee will realize ordinary taxable income equal to the difference between the fair market value of the stock on the date of exercise and its fair market value on the date of the grant, and, provided certain conditions of the Internal Revenue Code are met, the Company will be entitled to a corresponding deduction.

PHANTOM SHARES

A grantee recognizes no taxable income, and the Company is not entitled to a tax deduction, when a phantom share award is granted. When a grantee exercises a phantom share award, the grantee will have ordinary income in an amount equal to the cash or fair market value of the stock received, and, provided certain conditions of the Internal Revenue Code are met, the Company will be entitled to a corresponding deduction.

WITHHOLDING

Grantees will be responsible to make appropriate provision for all taxes required to be withheld in connection with any awards, exercises and transfers of shares of common stock pursuant to the Plan. This includes responsibility for all applicable federal, state, local or foreign withholding taxes. A grantee may, however, elect to have the Company retain a number of shares whose value equals the tax withholding in the case of the payment of awards in common stock, or the exercise of options or SARs.

                         INTERSIL HOLDING CORPORATION
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 23, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned holder of common stock of INTERSIL HOLDING CORPORATION, a Delaware corporation, hereby appoints Stephen M. Moran, and in the alternative, Daniel J. Heneghan, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of Intersil Holding Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Hyatt Regency Hotel, 17900 Jamboree Boulevard, Irvine, CA 92614, on May 23, 2001 at 9:00 a.m., and at any and all adjournments and postponements thereof, as follows:

SEE REVERSE SIDE (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER
SIDE) SEE REVERSE SIDE

Vote by Telephone                                  Vote by Telephone
It's fast, convenient and immediate!               It's fast, convenient and your vote is immediately
Call Toll-Free on a Touch-Tone Phone!              confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:                      Follow these four easy steps:
1.  Read the accompanying Proxy                    1.  Read the accompanying Proxy
    Statement/Prospectus and Proxy Card.               Statement/Prospectus and Proxy Card.
2.  Call the toll-free number                      2.  Go to the Website
    1-877-PRX-VOTE (1-877-779-8683).                   http://www.eproxyvote.com/isil
3.  Enter your 14-digit Voter Control Number       3.  Enter your 14-digit Voter Control Number
    located on your Proxy Card above your name.        located on your Proxy Card above your name.
4.  Follow the recorded instructions.              4.  Follow the instructions provided.

Your vote is important!                            Your vote is important!
Call 1-877-PRX-VOTE anytime!                       Go to http://www.eproxyvote.com/isil anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1, ITEM 2, ITEM 3 AND ITEM
4.

Please mark your votes as in this example. [ X ]

ITEM 1.  ELECTION OF DIRECTORS          VOTE FOR ALL*       WITHHELD FOR ALL
                                             [ ]                  [  ]

Nominees:      James. A. Urry
               Gary E. Gist
               Dr. Robert W. Conn
               Jan Peeters
               Robert N. Pokelwaldt
               Gregory L. Williams

________________________________________________________________________________

* Withhold votes from the nominees that I/we have written on the above line, or cumulate votes as I/we have instructed on the above line.

ITEM 2.  RATIFICATION OF INDEPENDENT ACCOUNTANTS       FOR       AGAINST
                                                       [ ]         [ ]

ITEM 3.  CHANGING OF THE NAME OF INTERSIL HOLDING CORPORATION TO INTERSIL
CORPORATION                                            FOR       AGAINST
                                                       [ ]         [ ]

ITEM 4.  INCREASE IN SHARES AVAILABLE UNDER THE 1999 EQUITY COMPENSATION PLAN
                                                       FOR       AGAINST
                                                       [ ]         [ ]

OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1,
ITEM 2, ITEM 3 AND ITEM 4 AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER
MATTERS.

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s) _________________________________________ Date _____________